SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      Network Equipment Technologies, Inc.
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
|_| $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

(032796DTI)

                                     [LOGO]
                            6500 Paseo Padre Parkway
                            Fremont, California 94555




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                 August 11, 1998

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc. ("N.E.T." or the "Company"), a Delaware corporation, will be held on Tuesday, August 11, 1998, at 10:00 a.m., local time, at the principal offices of the Company, 6500 Paseo Padre Parkway, Fremont, California, for the following purposes:

     1. To elect Dixon R. Doll and Hans A. Wolf as Class II Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending March 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 12, 1998 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.



                                         By order of the Board of Directors,


                                         /s/ CRAIG M. GENTNER

                                         CRAIG M. GENTNER
                                         Secretary

Fremont, California
June 24, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                     [LOGO]

                            6500 Paseo Padre Parkway
                            Fremont, California 94555



                                 PROXY STATEMENT


                     For the Annual Meeting of Stockholders
                                   To Be Held
                                 August 11, 1998




     The enclosed proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc. ("N.E.T." or the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 11, 1998, and at any postponement or adjournment thereof (the "Annual Meeting") at the principal offices of the Company located at 6500 Paseo Padre Parkway, Fremont, California 94555. Stockholders of record on June 12, 1998 will be entitled to notice of and to vote at the Annual Meeting.

     The Company intends to mail this Proxy Statement and accompanying proxy card (the "Proxy"), together with the Annual Report to stockholders, on approximately June 24, 1998. On June 12, 1998, there were outstanding and entitled to vote 21,640,017 shares of Common Stock of the Company ("Common Stock").

Voting

     By properly marking, dating, signing and returning the enclosed proxy card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. In addition, abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any person giving a proxy has the power to revoke it at any time before its exercise at the Annual Meeting by delivering to the Secretary of the Company at 6500 Paseo Padre Parkway, Fremont, California 94555, a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy and any additional soliciting materials furnished to stockholders. The Company does not presently intend to solicit proxies other than by mail. The Company reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services.

--------------------------------------------------------------------------------
                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

Election of Directors

     The Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board is divided into three classes, designated as Class I, Class II and Class III, whose respective current terms expire at the 1998, 1999, and 2000 Annual Meetings of Stockholders. The terms of Messrs. Francesconi and Gill, as Class I Directors, and Messrs. Dutton and Scalise, as Class III Directors, continue beyond this Annual Meeting. The Bylaws of the Company authorize the Board to consist of between five and eight Directors, and authorize the Board to determine the exact number of Directors within the specified limits. The number of Directors is currently set at six.

     The nominees for Class II Directors are Messrs. Doll and Wolf. They have agreed to serve if elected, and management has no reason to believe that Messrs. Doll and Wolf will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Doll and Wolf. The candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class II Directors of the Company. The recipients of the highest number of votes will hold office until the Annual Meeting of Stockholders in the year 2001 and until a successor, if any, is elected or appointed, or until death, resignation or removal.


Directors

     Set forth below is information regarding the Directors of the Company, including nominees for Director, Messrs. Doll and Wolf.

                                                                    Class and
                                                 Director          Year Current
Name of Nominee                   Age             Since            Term Expires
---------------                  ----           --------          --------------
Dixon R. Doll ...........         55              1984            Class II-2001
Hans A. Wolf ............         69              1992            Class II-2001

Name of Incumbent
-----------------
James K. Dutton .........         65              1995            Class III-1999
Joseph J. Francesconi ...         55              1994            Class I-2000
Walter J. Gill ..........         63              1991            Class I-2000
George M. Scalise .......         64              1997            Class III-1999



     Dixon R. Doll has been a Director  of the  Company  since  April  1984.  In
December 1996, he founded Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets, where he serves as Managing General Partner. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a private venture capital firm. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Ph.D. degrees in electrical engineering from the University of Michigan. Dr. Doll is also a Director of Racotek, Inc. and International Manufacturing Services, both of which are public companies, and several private companies.

     James K. Dutton has been a Director of the Company since October 1995. He is currently a consultant and private investor and a Director of Caere Corporation and ECCS, Inc., each a public company. From 1981 to 1994, Mr. Dutton was a consultant to and President of Andor America Corporation. He was a Director at System Industries, Inc. from 1985 to 1993, and served as Chairman of its Board from 1992 to 1993.

     Joseph J. Francesconi has served as a Director and as President and Chief Executive Officer since joining the Company in March 1994. He has recently been elected as a Director of Caere Corporation, a public company. From 1977 until he joined the Company, Mr. Francesconi served in a number of management capacities at Amdahl Corporation, a leading mainframe manufacturer, most recently as Executive Vice President. Prior to joining Amdahl Corporation, Mr. Francesconi spent 12 years with IBM Corporation.

     Walter J. Gill, a founder of the Company, has served as a Director since January 1991. From 1983 until October 1994 when he retired from his full-time management position, he served as Vice President and Chief Technology Officer. He has also held several senior management positions within the Company, including Vice President and General Manager, Private Network Division, Chief Technical Officer from April 1987 to February 1988, and Vice President, Engineering from July 1983 until April 1987.

     George M. Scalise has served as a Director of the Company since October 1997. In June 1997, he became President of the Semiconductor Industry Association after having served as Executive Vice President at Apple Computer. From 1991 to 1996, Mr. Scalise was at National Semiconductor Corporation where he served as Executive Vice President and Chief Administrative Officer. Prior to that, he was President and Chief Executive Officer of Maxtor Corporation, and served in senior executive capacities at Advanced Micro Devices, Fairchild Semiconductor and Motorola Semiconductor. Mr. Scalise is also a Director of Cadence Design Systems, Inc. He has served on several other corporate, association and community boards.

     Hans A. Wolf has served as a Director of the Company since August 1992. Mr. Wolf retired on December 31, 1992 as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and he retired from the Syntex Board of Directors in December 1993. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer. Mr. Wolf is also a Director of Hyal Pharmaceutical Corporation and Hyal Pharmaceutical Australia Ltd., and is Chairman of the Board of Tab Products Co., Inc., all of which are public companies.

Stock Ownership of Five Percent Stockholders, Directors, and Corporate Officers

         The following table sets forth certain information, as of May 30, 1998 (except as otherwise noted), regarding ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company's Common Stock, (ii) each Director and nominee, (iii) each Executive Officer ("Corporate Officer") named in the Summary Compensation Table, and (iv) all Corporate Officers and Directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

      Five Percent (5%) Stockholders,                                                           Approximate
        Directors, Named Corporate                                                              Percentage of
      Officers, and all Directors and                                        Number of           Outstanding
       Corporate Officers as a Group                                           Shares              Shares
       -----------------------------                                       ------------         -----------
     Kopp Investment Advisors, Inc. (1) .............................         4,118,989             19.04%
     7700 France Avenue South #500
     Edina, MN 55435-1807

     State of Wisconsin Investment Board (1) ........................         2,079,400              9.61%
     121 East Wilson Street
     Madison, WI 53702

     Merrill Lynch Asset Management (1) .............................         1,306,100              6.04%
     800 Scudders Mill Road
     Plainsboro, NJ 08536

     R. Elliott King & Associates (1) ...............................         1,268,225              5.86%
     3000 Sand Hill Road
     Building 2, Suite 245
     Menlo Park, CA 94025-7195

     Dixon R. Doll (2) ..............................................           172,790                  *

     James K. Dutton (3) ............................................            25,956                  *

     Samuel H. Ezekiel (4) ..........................................            29,270                  *

     Joseph J. Francesconi (5) ......................................           320,312                  *

     Craig M. Gentner (6) ...........................................            50,395                  *

     Walter J. Gill (7) .............................................            85,000                  *

     Raymond E. Peverell (8) ........................................            75,686                  *

     George M. Scalise (9) ..........................................             1,000                  *

     G. Michael Schumacher (10) .....................................            44,652                  *

     Hans A. Wolf (11) ..............................................            53,827                  *

     All Corporate Officers and Directors as a group
     (fourteen persons) (12) ........................................         1,063,418               4.9%

--------------------------
* Represents less than 2% of the outstanding shares

(1) This information is acquired from publicly available information filed with the Securities and Exchange Commission ("SEC") as of March 31, 1998. The Company has been advised that Kopp Investment Advisors, Inc. has sole voting and investment power with respect to 648,300 of the shares, and no voting power or economic ownership with respect to 3,470,689 of the shares shown opposite its name; State of Wisconsin Investment Board has sole voting and investment power with respect to all of the shares shown opposite its name; Merrill Lynch Asset Management has sole voting and investment power with respect to all of the shares shown opposite its name; and R. Elliott King & Associates has shared voting and investment power with respect to 1,034,100 of the shares, and no investment power with respect to 234,125 of the shares shown opposite its name. The Company has not independently verified the accuracy of this information.

(2) Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 200 shares owned by a son and 4,800 shares owned by
     International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Includes 85,993 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(3) Includes 21,956 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(4) Includes 25,520 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options, and 3,750 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1998.

(5) Includes 300,312 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options, and 10,000 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1998.

(6) Includes 42,395 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options, and 4,000 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1998. (7) Includes 10,000 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(8) Includes 69,686 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options, and 5,000 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1998.

(9) Includes zero shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(10) Includes 44,425 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(11) Includes 53,327 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options.

(12) See notes (2) through (11) above. Includes 824,787 shares issuable within 60 days of May 30, 1998, upon exercise of outstanding options, and 27,750 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of May 30, 1998.


Board Committees, Meetings, and Remuneration

     Committees of the Board include the Audit and Compensation Committees, for which compensation is paid and stock options are granted to members, all of whom are non-employee Directors. The other committees are the Finance and Nominating Committees, for which no compensation is paid and no stock options are granted to members. The Audit Committee consists of Messrs. Doll and Wolf, and the Compensation Committee consists of Messrs. Doll, Dutton and Scalise. The Finance Committee consists of Messrs. Dutton and Wolf, and the Nominating Committee consists of Messrs. Dutton, Gill and Scalise.

     The functions of the Audit Committee include reviewing the audit plan and results of each audit with the independent accountants, and reviewing the scope and quality of internal accounting and financial reporting controls in effect with management. The functions of the Compensation Committee include determining remuneration for Corporate Officers and Directors, and administering the Company's stock plans and variable compensation programs. The functions of the Finance Committee include reviewing the Company's cash management and investment strategies. The functions of the Nominating Committee include establishing criteria and procedures for the selection of new Directors. No nominations were received from, and no procedures have been established for the consideration of nominees recommended by, stockholders.

     During the fiscal year ended March 31, 1998, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, the Finance Committee held two meetings, and the Nominating Committee held two meetings. Each Director attended 100% of the total number of meetings of the Board of Directors and the total number of meetings of committees on which he served during the fiscal year. There are no family relationships among Corporate Officers or Directors of the Company.

     Each non-employee Board member receives $18,000 per year and $1,000 for attendance at each meeting of the Board and of any active standing committee of the Board for which compensation is paid and on which the Director serves;
committee chairmen receive a $2,000 fee for attending a meeting of such committee. Non-employee Directors are eligible for reimbursement of expenses for attending meetings of the Board of Directors or any committees thereof. The Chairman of the Board receives a $1,000 fee per Board meeting, and $3,000 per month for services rendered. The Company entered into an Employment Agreement with Walter J. Gill in October 1994. Until October 1999, Mr. Gill will provide services to the Company for up to an average of 20 hours per month, for which he will be compensated $3,500 per month. Mr. Gill will continue to receive employee medical, dental, group life and disability insurance coverages and his employee stock options will continue to vest. He will not accrue vacation, holiday, or sick leave. Mr. Gill will not receive either non-employee Board member compensation or stock options under the Automatic Option Grant Program of the Company's 1993 Stock Option Plan (the "Option Plan") during the term of the Employment Agreement.

     Non-employee Directors are eligible to participate in the Automatic Option Grant Program of the Option Plan which authorizes the granting of options to non-employee members of the Board. At each Annual Meeting of Stockholders, each non-employee Board member who is first elected or re-elected at that meeting is automatically granted an option to purchase 12,000 shares of Common Stock. A pro-rated number of shares is awarded to each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting. In addition, the Chairman of the Board receives an annual grant of 4,000 shares, and each non-employee Board member who serves on the Audit or the Compensation Committee is automatically granted options to purchase 4,000 shares of Common Stock annually for each committee on which he serves. An additional annual option grant of 4,000 shares is made to the Chairmen of the Audit and Compensation Committees. A pro-rated number of shares is awarded to each non-employee Board member who is first appointed to such committees or to such chairmanship other than on the date of an Annual Meeting. The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant, and the option price for purchased shares will be payable in cash or shares of Common Stock or through a cashless exercise procedure.

     Automatic option grants become exercisable as to one-third (1/3) of the purchasable shares after one (1) year and as to the remainder of the shares in monthly installments over the following twenty-four (24) months, provided the optionee remains a member of the Board. Automatic option grants to Directors who have served for at least three (3) years as non-employee Board members and who are at least age 65 at the time of retirement from the Board continue to vest and remain exercisable until the expiration or sooner termination of the applicable option agreement. However, full and immediate vesting will occur upon a Corporate Transaction and Change in Control (as such terms are defined in the Option Plan). Also, each automatic option grant will be automatically canceled upon the occurrence of a Hostile Take-Over (as defined in the Option Plan), whether or not the option is then exercisable; in return, the optionee will be entitled to a cash distribution as provided in the Option Plan.

     If a non-employee Board member or retiree dies, options vested at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the person(s) to whom such options are transferred by the optionee's will or by the laws of inheritance within twelve (12) months of the optionee's death.

     Pursuant to a policy adopted by the Board in 1992, non-employee Directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee Directors must retire at age 75.


--------------------------------------------------------------------------------
         PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


     The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     Deloitte & Touche LLP has audited the Company's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent accounting firm for the fiscal year ending March 31, 1999.

--------------------------------------------------------------------------------
                 EXECUTIVE COMPENSATION AND RELATED INFORMATION
--------------------------------------------------------------------------------


Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four (4) other most highly compensated Corporate Officers during fiscal 1998 (the "Named Corporate Officers") for services rendered in all capacities to the Company for each of the last three (3) fiscal years.


                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation                   Long-Term Compensation Awards
                                ---------------------------------------    ---------------------------------------
                                                               Bonus                      Restricted    Securities
Name and                        Fiscal        Salary         (Variable      Variable         Stock      Underlying
Principal Position               Year         ($) (1)       Comp.) ($)      Comp. ($)   Awards ($) (2)  Options (#)
-----------------------         ------      ----------      -----------    ----------   --------------  ----------
Joseph J. Francesconi,           1998         $401,999        $220,000       $63,750              0       75,000
President and Chief              1997          401,547         110,000        50,000              0       60,000(3)
Executive Officer                1996          389,305         400,000             0        464,800       60,000(3)

G. Michael Schumacher,           1998         $225,865        $135,000       $27,500              0       35,000
Senior Vice President,           1997          215,827          50,000        21,250              0       50,000(4)
Product Operations               1996          199,516         170,000             0              0            0

Raymond E. Peverell,             1998         $225,865        $ 65,000       $28,750              0       35,000
Senior Vice President,           1997          225,865          50,000        22,500              0       35,000(4)
Sales and Support                1996          224,240         180,000             0        232,400       20,000(4)

Craig M. Gentner,                1998         $210,808        $ 60,000       $20,625              0       35,000
Senior Vice President,           1997          200,221          45,000        15,000              0       35,000(4)
Chief Financial Officer,         1996          199,506(5)      120,000(5)          0       185,920        15,000(4)
and Corporate Secretary

Samuel H. Ezekiel,               1998         $210,808        $ 60,000       $11,250              0       35,000
Senior Vice President,           1997          169,538(6)       90,000(7)          0        139,950       35,000(4)
Marketing                        1996                0               0             0              0            0

--------------

(1)   Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) Shares awarded to and purchased by individuals under the 1988 Restricted Stock Award Plan may not be sold until they vest. All amounts listed in the table are calculated based on the closing price of the Company's Common Stock on the date of grant to each individual Corporate Officer. As of March 31, 1998, the number of shares and value of restricted stock held, including unvested shares, is as follows: Mr. Francesconi held 20,000 shares valued at $324,800; Mr. Schumacher held zero shares; Mr. Peverell held 10,000 shares valued at $162,400; Mr. Gentner held 8,000 shares valued at $129,920; and Mr. Ezekiel held 3,750 shares valued at $60,900. All of the shares of restricted stock held as of March 31, 1998 were awarded in fiscal year 1996 (other than for an award of 5,000 shares in fiscal year 1995 to Mr. Schumacher, which are vested and an award of 5,000 shares in fiscal year 1997 to Mr. Ezekiel) and vest 25% on each anniversary of the award date over four years.

(3) An option for 80,000 shares was canceled and a new option for 60,000 shares was issued, with a new four-year vesting schedule on July 24, 1996.

(4) These options were canceled and a new option for an equal number of shares was issued, with a new four-year vesting schedule on July 24, 1996. Option cancellation and issuance of replacement options was offered to all option holders, except non-employee Directors, subject to the vesting starting anew.

(5) Mr. Gentner's annual compensation includes 50% of his cash compensation earned in calendar year 1996, receipt of which was deferred by him until January 1998 per the terms of the Officer Deferred Compensation Plan.

(6)  Salary includes a $20,000 sign-on bonus.

(7)  Mr. Ezekiel's 1997 bonus was guaranteed in his offer of employment.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the Named Corporate Officers in fiscal year 1998 under the Option Plan. Pursuant to SEC rules, the table also shows the value of options granted at the end of the option terms (ten [10] years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                         Individual Grants                               Potential Realizable
                   ------------------------------------------------------------            Value at Assumed
                    Number of       Percent of                                           Annual Rates of Stock
                   Securities      Total Options                                        Price Appreciation for
                   Underlying       Granted to        Exercise or                           Option Term ($)
                     Options       Employees in       Base Price     Expiration    --------------------------------
Name               Granted (#)      Fiscal Year        ($/Share)        Date        0%        5%            10%
-----              ----------        ---------         ---------     ----------    ----    ---------   ------------
Francesconi          75,000            4.1735%          $11.625       04-14-07       0     $548,318    $1,389,544
Schumacher           35,000            1.9476            11.625       04-14-07       0      255,882       648,454
Peverell             35,000            1.9476            11.625       04-14-07       0      255,882       648,454
Gentner              35,000            1.9476            11.625       04-14-07       0      255,882       648,454
Ezekiel              35,000            1.9476            11.625       04-14-07       0      255,882       648,454

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of options during fiscal year 1998 and unexercised options held as of the end of such year by the Named Corporate Officers.

                                 Aggregate
                  Shares      Value Realized            Number of Securities             Value of Unexercised
                 Acquired     (Sale price at           Underlying Unexercised                In-the-Money
                    On         exercise less            Options at FY-End (#)            Options at FY-End ($)
                 Exercise     exercise price)      ------------------------------    ----------------------------
Name                (#)             ($)            Exercisable      Unexercisable    Exercisable    Unexercisable
----------      ----------     -------------       ----------       -------------    ----------     -------------
Francesconi          0               0               275,000           145,000        $2,106,250      $618,125
Schumacher           0               0                31,770            79,480           123,109       334,235
Peverell             0               0                57,916            67,084           334,924       286,200
Gentner              0               0                30,833            64,167           160,728       274,897
Ezekiel              0               0                14,583            55,417            56,509       240,991


                          COMPENSATION COMMITTEE REPORT

Introduction

     The Company's compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). These programs have been designed to ensure that the compensation paid to the Corporate Officers is linked to both Company and individual performance. Accordingly, a substantial portion of the compensation potentially payable to each Corporate Officer is intended to be performance-based because it is comprised of components based upon individual achievement and Company performance such as operating profit, attainment of predetermined goals, the improvement in the market price of the Company's stock, etc. As such, it is the Committee's responsibility, working with the CEO, the Company's human resources staff and independent consultants to set the base salaries and to approve the individual variable compensation and incentive awards to the CEO and other Corporate Officers. In addition, the Committee administers the Company's 1998 Employee Stock Purchase Plan, 1997 Stock Option Program, 1993 Stock Option Plan, and the 1989 U.K. Stock Option Plan (collectively "Stock Plans and Programs").

Compensation Philosophy and Principles

     Under the supervision of the Committee, the Company implements a compensation philosophy which is designed to attract and retain qualified Corporate Officers and other employees critical to the Company's success and to provide them with performance-based incentives tied to the profitability of the Company and stockholder value. Over time, base salary is intended to become proportionately less significant and a greater portion of the Corporate
Officer's compensation is intended to be dependent upon the Company's performance and the individual's contribution to the success of the Company.

     The Company's executive compensation programs are based on the following series of guiding principles:

     o Attract and retain key executives essential to the long-term success of the Company;

     o Reward executives for long-term Corporate success by facilitating their ability to acquire an ownership interest in the Company;

     o Provide direct linkage between the compensation payable to executives and the attainment by the executives and the Company's objectives and goals; and

     o Emphasize reward for performance at the individual, team and Corporate levels.


Compensation Factors

     Factors that were considered in establishing the components of each Corporate Officer's compensation for fiscal year 1998 are summarized below. Additional factors may also be taken into account and the Committee may, in its discretion, apply entirely different factors, particularly different measures of individual and Company performance.

     An integral part of the data and analysis the CEO and the Committee use in determining how to implement the overall compensation philosophy is provided by independent compensation surveys and consultants. These sources focus primarily on Silicon Valley companies that are either similar to the Company in size and business complexity, or that compete with the Company in the recruitment and retention of senior personnel.

     Base Salary. Base compensation is established primarily based on competitive market rates through comparisons with companies of similar size and complexity. The base salary level for Corporate Officers is generally at the fiftieth (50th) percentile level determined for such individuals on the basis of the external salary data provided to the Committee by the independent compensation surveys. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the Stock Performance Graph on page 12. In April 1998, the Committee conducted its annual review of the base salaries of the Named Corporate Officers and determined that no increases were required at that time.

     Variable Compensation. The Company's Corporate Officers and all employees are eligible to participate in the Company's annual Variable Compensation Program ("VCP"). Corporate Officers also participate in a Long-Term Variable Compensation ("LTVC") Plan described below. Awards to Corporate Officers under these programs are based primarily on achievement of financial and individual performance objectives which support the Company's goals. Individual objectives typically include elements of leadership, financial and personnel management, innovation and planning. Each Corporate Officer's individual performance is measured against objectives established early in the fiscal year. These objectives are reviewed periodically during the year and are modified or new objectives are established if it is determined by the CEO or the Committee that to do so is in the Company's interest. The weight assigned to each objective and performance related to that objective varies from individual to individual. Actual awards are subject to decrease or increase on the basis of the Company's core business performance and the individual's performance and at the discretion of the Committee. In fiscal year 1998, Corporate Officers were eligible for receipt of variable compensation payouts early in fiscal year 1999 of between 0% and 80% to 110% of base salary (depending on the Corporate Officer's level). Variable compensation payouts with respect to fiscal year 1998 were based on Company performance as well as individual performance against their objectives. The Company's performance for fiscal year 1998 was measured on the basis of operating income goals, which goals were not met due to a shortfall in planned revenue and continued investment in long-term development and infrastructure improvements. The Company's performance was factored into variable compensation payouts and LTVC awards to individual Corporate Officers.

Long-Term Incentives and Compensation

     Long-term incentives are provided to eligible employees and Corporate Officers primarily through annual stock option grants, as well as by supplemental option grants, compensation and restricted stock awards. These incentives are intended to motivate the Corporate Officer to improve long-term Company performance. All options currently outstanding were granted with an exercise price equal to the market price on the grant date and will be of no value unless the market price of the Company's Common Stock has appreciated since the grant date, thereby aligning that portion of the option holder's compensation with the return realized by stockholders. Approximately 95% of the professional level technical and management employees of the Company hold stock options.

     Stock Options. The Company's Stock Plans and Programs are broad based and provide Corporate Officers and other key employees with incentives to maximize long-term stockholder values. Awards under these Plans can take the form of stock options, restricted stock and stock appreciation rights, all of which are designed to give the recipient a significant equity stake in the Company and thereby closely align their interests with those of the Company's stockholders.

     In addition to linking compensation directly to stockholder value, the Committee believes that stock options and restricted stock awards, through staged vesting provisions, perform an important role in attracting, motivating and retaining key technical and management personnel. The Committee has established general guidelines for making option grants to Corporate Officers and other employees based upon the individual's position with the Company and their existing holdings of vested and unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each Corporate Officer or employee as circumstances warrant.

     Long-Term Variable Compensation. The Company's LTVC Plan is intended to promote retention and focus on objectives that span more than one (1) fiscal year. Under the LTVC Plan, Corporate Officers are eligible for annual awards of up to one-half (1/2) of the amount provided under the previously described VCP. Provided the Corporate Officer remains an employee of the Company or one of its subsidiaries, LTVC will be paid to the Corporate Officer in four (4) equal annual installments commencing the year after its award. The second payout under the LTVC Plan occurred early in fiscal 1999, when Corporate Officers received one-quarter (1/4) of the amount of their fiscal 1996 and fiscal 1997 LTVC awards.

     Restricted Stock. Awards of restricted stock are not made by reference to formulas or guidelines. They are provided to promote long-term stockholder value and retention of key executives, solely at the Committee's discretion. Restricted stock is therefore awarded only under limited circumstances, such as to recognize a significant contribution to the Company's long-term performance, to provide an incentive to achieve performance objectives, or in connection with a significant promotion. The vesting schedules for restricted stock awards are tailored to meet the particular purposes of the awards, and therefore may be different from the more uniform vesting schedules utilized for stock option grants. No restricted stock awards were made in fiscal 1998.

CEO Compensation

     Joseph J. Francesconi has been President, Chief Executive Officer and a Director of the Company since 1994. As noted on page 7, Mr. Francesconi's salary in fiscal year 1998 was $401,998.50 and in May 1998, he received $220,000.00 in variable compensation based on fiscal 1998 performance. Under the LTVC Plan, Mr. Francesconi will be eligible to receive a total of $110,000 based on his fiscal 1998 variable compensation award, which will be paid in four (4) equal annual installments commencing in 1999. He received an LTVC payout of $63,750.00 in April 1998. The Committee used independent compensation advice in determining the amount and structure of Mr. Francesconi's compensation.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to Corporate Officers named in the Summary Compensation Table in a taxable year. Compensation above $1 million may be deducted if it is "performance based" within the meaning of the Code.

     The Compensation Committee believes that stock options granted to the Company's Corporate Officers with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant will qualify for the performance-based compensation to the deduction limit. The Compensation Committee does not expect that cash compensation to any Named Corporate Officer, together with other compensation paid to such Corporate Officer in the 1998 fiscal year that is not exempt from the limitations of
Section 162(m), will exceed $1 million.

     We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current Corporate Officer or employee of the Company or any of its subsidiaries.

                                               Compensation Committee Members



                                               Dixon R. Doll, Chairman
                                               James K. Dutton
                                               George M. Scalise

Stock Performance Graph

     The graph depicted below shows the Company's stock price as an index assuming $100 invested over the five (5) year period beginning on March 31, 1993, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.



              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                             N.E.T., S&P 500 INDEX &
                              H&Q TECHNOLOGY INDEX



 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                         N.E.T          S&P 500     H&Q TECHNOLOGY INDEX
                         -----          -------     --------------------
Mar 93                   $100            $100             $100
Mar 94                   $140            $ 99             $115
Mar 95                   $423            $111             $149
Mar 96                   $506            $143             $202
Mar 97                   $225            $175             $235
Mar 98                   $271            $244             $350



     Assumes $100 invested on 3/31/93 in N.E.T. stock, the S&P 500 Index, and the H&Q Technology Industry Index. Assumes reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Employment Contracts

     Each of the Company's Named Corporate Officers has an agreement with the Company that provides that in the event of his termination resulting from a Corporate Transaction, Change in Control or Hostile Take-Over (as those terms are defined in the Option Plan, collectively referred to in this agreement as "Change in Control") or from involuntary termination for reasons other than cause, for limited time periods, the Company will provide severance benefits as follows: base salary continuance; variable compensation at the mid-point of the range; medical, dental, life and disability insurance and continued vesting of stock options and restricted stock during salary continuance (vesting of options and restricted stock shall accelerate if termination is in conjunction with a Change in Control). In order to receive the foregoing severance benefits, each of the Named Corporate Officers has agreed to execute the Company's release and non-competition agreement at the time of any such termination. The applicable limited time periods under each of these agreements is as follows: two years for Mr. Francesconi; eighteen months for Mr. Gentner; and twelve months for Messrs. Schumacher, Peverell and Ezekiel.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's Directors, Corporate Officers and any persons holding more than ten percent (10%) of the Company's Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of
Section 16(a) reports which the Company received from such persons for their fiscal year 1998 transactions, and (ii) the written representations received from one (1) or more of such persons, the Company has concluded that none of the Company's Directors or Corporate Officers failed to file timely Forms 4 or Forms 5 regarding changes in ownership.


--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------


         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented thereby on such matters in accordance with their best judgment.


--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


     Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1999 must be received by the Company no later than February 24, 1999 in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that meeting.

     In addition, pursuant to the Company's Bylaws, in order for any stockholder to propose any business (including nominations for Director) at an annual meeting, such stockholder is required to provide the Company with advance written notice at least sixty (60) days prior to such meeting (no later than June 11, 1999 with respect to the Annual Meeting to be held August 10, 1999). The notice must contain certain information regarding such stockholder (and any nominee for Director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a proxy statement filed with the SEC for solicitations of proxies to approve such proposed business.

     Any such proposals or notices should be directed to the attention of the Secretary, N.E.T., 6500 Paseo Padre Parkway in Fremont, California 94555.


                                     By order of the Board of Directors,




                                     CRAIG M. GENTNER
June 24, 1998                        Secretary

                                  DETACH HERE

                                     PROXY

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.

               6500 Paseo Padre Parkway, Fremont, California 94555

         This Proxy is Solicited on Behalf of the Board of Directors of
                      Network Equipment Technologies, Inc.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Joseph J. Francesconi and Craig M. Gentner and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Network Equipment Technologies, Inc. (the "Company") held of record by the undersigned on June 12, 1998, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held August 11, 1998, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

---------------------                                     ----------------------
     SEE REVERSE                                               SEE REVERSE
        SIDE                                                       SIDE
---------------------                                     ----------------------

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

                                  DETACH HERE

|X| Please mark
    votes as in
    this example.

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the proposals if no specification is made.

1. To elect Dixon R. Doll and Hans A. Wolf as Class II Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

                                   FOR                         WITHHELD
Dixon R. Doll                      |_|                           |_|
Hans A. Wolf                       |_|                           |_|

          |_| _________________________________________
              For both nominees except as noted above


2. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent accountants for the fiscal year ending March 31, 1999.

                    FOR                 AGAINST             ABSTAIN
                    |_|                   |_|                 |_|

3. To transact such other business as may properly come before the meeting or any adjournment thereof.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                              |_|


Please mark, sign, date and return the proxy card promptly using the enclosed envelopes.

Please sign exactly as your name(s) is(are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Signature: ______________________________________           Date: ______________

Signature: ______________________________________           Date: ______________